Exhibit 99.2

RSC Holdings Inc.

Unaudited Financial Statements

RSC Holdings Inc. Table of Contents

RSC HOLDINGS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	March 31, 2012	December 31, 2011
Assets
Cash and cash equivalents	$29,237	$4,833
Accounts receivable, net of allowance for doubtful accounts of $7,135 and $7,065 at March 31, 2012 and December 31, 2011, respectively	263,964	267,879
Inventory	16,050	15,909
Deferred tax assets, net	120,163	122,862
Prepaid expense and other current assets	13,951	14,422

Total current assets	443,365	425,905

Rental equipment, net of accumulated depreciation of $1,148,810 and $1,150,767 at March 31, 2012 and December 31, 2011, respectively	1,613,639	1,573,193
Property and equipment, net of accumulated depreciation of $223,763 and $224,762 at March 31, 2012 and December 31, 2011, respectively	126,912	123,114
Goodwill and other intangibles, net	956,755	957,129
Deferred financing costs	50,145	52,484
Other long-term assets	9,423	9,148

Total assets	$3,200,239	$3,140,973

Liabilities and Stockholders’ Equity (Deficit)
Accounts payable	$240,575	$258,811
Accrued expenses and other current liabilities	112,606	140,725
Current portion of long-term debt	29,462	27,417

Total current liabilities	382,643	426,953
Long-term debt	2,357,675	2,294,865
Deferred tax liabilities, net	429,758	429,074
Other long-term liabilities	29,154	28,500

Total liabilities	3,199,230	3,179,392

Commitments and contingencies

Preferred stock, no par value, (500,000 shares authorized, no shares issued and outstanding at March 31, 2012 and December 31, 2011)	—	—
Common stock, no par value, (300,000,000 shares authorized, 107,209,766 shares issued and outstanding at March 31, 2012 and 104,157,211 shares issued and outstanding at December 31, 2011)	871,640	846,149
Accumulated deficit	(892,458)	(903,262)
Accumulated other comprehensive income	21,827	18,694

Total stockholders’ equity (deficit)	1,009	(38,419)

Total liabilities and stockholders’ equity (deficit)	$3,200,239	$3,140,973

See accompanying notes to the unaudited condensed consolidated financial statements.

RSC HOLDINGS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Revenues:
Equipment rental revenue	$346,352	$271,775
Sale of merchandise	13,414	12,652
Sale of used rental equipment	48,346	42,493

Total revenues	408,112	326,920

Cost of revenues:
Cost of equipment rentals, excluding depreciation	168,996	148,976
Depreciation of rental equipment	77,893	70,889
Cost of merchandise sales	9,109	8,442
Cost of used rental equipment sales	28,098	30,970

Total cost of revenues	284,096	259,277

Gross profit	124,016	67,643

Operating expenses:
Selling, general and administrative	48,075	41,718
Depreciation and amortization of non-rental equipment and intangibles	10,886	10,225
Merger costs	1,718	—
Other operating gains, net	(2,731)	(719)

Total operating expenses, net	57,948	51,224

Operating income	66,068	16,419
Interest expense, net	48,293	81,959
Loss on extinguishment of debt	—	15,342
Other income, net	(62)	(337)

Income (loss) before (provision) benefit for income taxes	17,837	(80,545)
(Provision) benefit for income taxes	(7,033)	30,113

Net income (loss)	$10,804	$(50,432)

Weighted average shares outstanding used in computing net income (loss) per common share:
Basic	106,261	103,787

Diluted	107,799	103,787

Net income (loss) per common share:
Basic	$0.10	$(0.49)

Diluted	$0.10	$(0.49)

See accompanying notes to the unaudited condensed consolidated financial statements.

RSC HOLDINGS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Net income (loss)	$10,804	$(50,432)
Other comprehensive income (loss), net of tax:
Foreign currency translation	3,133	3,236
Change in fair value of cash flow hedges	—	19,630

Other comprehensive income	3,133	22,866

Comprehensive income (loss)	$13,937	$(27,566)

See accompanying notes to the unaudited condensed consolidated financial statements.

RSC HOLDINGS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Cash flows from operating activities:
Net income (loss)	$10,804	$(50,432)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	88,779	81,114
Amortization of deferred financing costs	2,515	2,730
Amortization of original issue discount	333	299
Share-based compensation expense	2,768	1,274
Gain on sales of rental and non-rental property and equipment, net of non-cash write-offs	(22,330)	(12,041)
Deferred income taxes	3,161	(31,180)
Loss on extinguishment of debt	—	15,342
Interest expense, net on ineffective hedge	—	(104)
Changes in operating assets and liabilities:
Accounts receivable, net	4,605	(7,986)
Inventory	(117)	(798)
Other assets	883	1,179
Accounts payable	(4,778)	53,131
Accrued expenses and other liabilities	(27,586)	6,656

Net cash provided by operating activities	59,037	59,184

Cash flows from investing activities:
Purchases of rental equipment	(144,674)	(157,921)
Purchases of property and equipment	(2,940)	(2,444)
Proceeds from sales of rental equipment	48,346	42,493
Proceeds from sales of property and equipment	3,960	1,594

Net cash used in investing activities	(95,308)	(116,278)

Cash flows from financing activities:
Proceeds from Old Senior ABL Revolving Facility	—	72,000
Proceeds from New Senior ABL Revolving Facility	100,000	383,000
Proceeds from issuance of 2021 Notes	—	650,000
Payments on Old Senior ABL Revolving Facility	—	(376,195)
Payments on New Senior ABL Revolving Facility	(40,000)	(9,000)
Payments on 2014 Notes	—	(117,000)
Payments for call premium on 2014 Notes	—	(5,562)
Payments on Second Lien Term Facility	—	(479,395)
Payments on capital leases and other debt	(7,900)	(6,916)
Payments for deferred financing costs	(450)	(26,826)
Proceeds from stock option exercises	22,054	1,330
Decrease in outstanding checks in excess of cash balances	(13,434)	(440)

Net cash provided by financing activities	60,270	84,996

Effect of foreign exchange rates on cash	405	741

Net increase in cash and cash equivalents	24,404	28,643
Cash and cash equivalents at beginning of period	4,833	3,510

Cash and cash equivalents at end of period	$29,237	$32,153

See accompanying notes to the unaudited condensed consolidated financial statements.

RSC HOLDINGS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Supplemental disclosure of cash flow information:
Cash paid for interest	$51,113	$70,305
Cash paid (received) for taxes, net	1,887	(66)
Supplemental schedule of non-cash investing and financing activities:
Purchase of assets under capital lease obligations	$12,422	$6,401
Accrued deferred financing costs	26	113

See accompanying notes to the unaudited condensed consolidated financial statements.

RSC HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)	Organization

Business and Basis of Presentation

Description of Business

RSC Holdings Inc. (“RSC Holdings”) and its wholly owned subsidiaries (collectively, the “Company”) are engaged primarily in the rental of a diversified line of construction and industrial equipment, geographically dispersed throughout the United States and Canada. At March 31, 2012, the Company’s total assets were $3,200.2 million, of which 94.9% and 5.1% were employed in the Company’s U.S. and Canadian operations, respectively. For the three months ended March 31, 2012, the Company generated approximately 84.9% of its revenues from equipment rentals, and it derived the remaining 15.1% of its revenues from sales of used rental equipment, merchandise and other related items.

Basis of Presentation

The accompanying unaudited condensed consolidated interim financial statements have been prepared in accordance with the accounting policies described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all material adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of financial results for the interim periods presented. Interim results of operations are not necessarily indicative of full year results.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amounts of long-lived assets, goodwill, and inventories; the allowance for doubtful accounts; deferred income taxes; environmental liabilities; reserves for claims; assets and obligations related to employee benefits; the fair value of derivative instruments and determination of share-based compensation amounts. Management believes that its estimates and assumptions are reasonable in the circumstances; however, actual results may differ from these estimates.

Recent Accounting Pronouncements

In June 2011, the FASB issued an amendment to the existing guidance on the presentation of comprehensive income. Under the amended guidance, entities have the option to present the components of net income and other comprehensive income in either a single continuous statement of comprehensive income or in two separate but consecutive statements. Entities no longer have the option of presenting the components of other comprehensive income within the statement of changes in stockholders’ equity. For public entities, the amendment is effective on a retrospective basis for fiscal years, and interim periods within those years, beginning after December 15, 2011. Adoption of this amendment resulted in a change to the Company’s presentation of comprehensive income.

In November 2011, the FASB issued an update deferring the effective date for amendments to the presentation of reclassifications of items out of accumulated other comprehensive income. Adoption of this update did not impact the Company’s financial position, results of operations or cash flows.

RSC HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

In May 2011, the FASB issued amendments to the existing guidance on fair value measurement. The amendments are intended to create consistency between U.S. generally accepted accounting standards and International Financial Reporting Standards on measuring fair value and disclosing information about fair value measurements. The amendments clarify the application of existing fair value measurement requirements including (i) the application of the highest and best use valuation premise concepts, (ii) measuring the fair value of an instrument classified in a reporting entity’s shareholders’ equity, and (iii) quantitative information required for fair value measurements categorized within Level 3. In addition, the amendments require additional disclosure for Level 3 measurements regarding the sensitivity of fair value to changes in unobservable inputs and any interrelationships between those inputs. For public entities, the amendments are effective for interim and annual periods beginning after December 15, 2011. These changes are required to be applied prospectively. Adoption of these amendments did not impact the Company’s financial condition, results of operations or cash flows.

(2)	Recent Development

On December 15, 2011, RSC Holdings entered into a definitive merger agreement (the “Merger Agreement”) with United Rentals Inc. (“URI”) pursuant to which RSC Holdings will be merged (the “Merger”) with and into URI, with URI continuing as the surviving corporation of the Merger. Upon completion of the Merger, each issued and outstanding share of RSC Holdings’ common stock (other than shares owned by RSC Holdings, URI or any of their direct or indirect wholly owned subsidiaries, in each case not held on behalf of third parties, and shares with respect to which appraisal rights are properly exercised and not withdrawn) will be converted into the right to receive (i) $10.80 in cash and (ii) 0.2783 of a share of URI common stock, in each case without interest. The board of directors of each of RSC Holdings and URI has unanimously approved the Merger and the Merger Agreement and has recommended that its stockholders vote in favor of the adoption of the Merger Agreement. The Merger is expected to close in the second quarter of 2012 and is subject to customary closing conditions, including approval of stockholders and necessary regulatory approvals.

Merger costs in the accompanying condensed consolidated statement of operations for the three months ended March 31, 2012 consists of $1.7 million of transaction expenses related to the Company’s pending Merger with URI.

The Company entered into certain advisory agreements related to the Merger that would require payments of approximately $27.0 million upon consummation of the Merger Agreement. Accordingly, no such amounts are recorded in the condensed consolidated statement of operations for the three months ended March 31, 2012.

(3)	Fair Value of Financial Instruments

The fair value of a financial instrument is the exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The carrying values of cash, accounts receivable and accounts payable approximate fair values due to the short maturity of these financial instruments.

The fair values of the Company’s 2014 Notes, 2017 Notes, 2019 Notes and 2021 Notes are based on quoted market prices. The fair value of the Company’s New Senior ABL Revolving Facility is estimated based on borrowing rates currently available to the Company for debt with similar terms and maturities. The fair value of capital lease obligations approximates the carrying value due to the fact that the underlying instruments include provisions to adjust interest rates to approximate fair market value.

See Note 6 for additional fair market information related to debt instruments and Note 8 for additional information about measuring the fair value of assets and liabilities.

RSC HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

(4)	Net Income (Loss) per Common Share

Basic net income (loss) per common share and diluted net loss per common share have been computed using the weighted average number of shares of common stock outstanding during the period. Diluted net income per common share has been computed using the weighted average number of shares of common stock outstanding during the period, increased to give effect to any potentially dilutive securities.

The following table presents the calculation of basic and diluted net income (loss) per common share:

	Three Months Ended March 31,
	2012	2011
	(in 000s except per share data)
Numerator:
Net income (loss)	$10,804	$(50,432)

Denominator:
Weighted average shares — basic	106,261	103,787
Employee stock options	1,538	—

Total weighted average shares — diluted	107,799	103,787

Net income (loss) per common share — basic	$0.10	$(0.49)

Net income (loss) per common share — diluted	$0.10	$(0.49)

Anti-dilutive stock-based awards excluded	203	6,060

For the three months ended March 31, 2011 no shares of common stock underlying stock options and unvested restricted stock units were included in the computation of diluted net loss per common share because the inclusion of such shares would be anti-dilutive based on the net loss reported.

(5)	Accumulated Other Comprehensive Income

Accumulated other comprehensive income components as of March 31, 2012 were as follows:

Accumulated Other Comprehensive Income
(in 000s)
Balance at December 31, 2011	$18,694
Foreign currency translation	3,133

Balance at March 31, 2012	$21,827

RSC HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

(6)	Debt

Debt consists of the following at:

	Interest Rate (a)	Maturity Date	March 31, 2012			December 31, 2011
			Unamortized Deferred Financing Costs		Debt	Debt
			(in 000s	)
New Senior ABL Revolving Facility	2.49%	Feb. 2016	$18,115		$548,000	$488,000
2014 Notes	9.50%	Dec. 2014	6,957		503,000	503,000
2017 Notes	10.50%	Jul. 2017	7,168		400,000	400,000
2019 Notes	10.50%	Nov. 2019	4,458		200,000	200,000
2021 Notes	8.25%	Feb. 2021	13,447		650,000	650,000
Capitalized lease obligations (b)	2.58%	Various	—		96,755	92,233

Total			$50,145		2,397,755	2,333,233

Original issue discounts (c)	n/a	n/a			(10,618)	(10,951)

Total					$2,387,137	$2,322,282

(a)	Estimated interest rate presented is the effective interest rate as of March 31, 2012 including the effect of original issue discounts, where applicable, and excluding the effects of deferred financing costs.
(b)	Capital leases include $29.5 million and $67.3 million of obligations that are classified as current and long-term debt, respectively, at March 31, 2012.
(c)	The original issue discounts represent the unamortized difference between the $400.0 million aggregate principal amount of the 2017 Notes and the proceeds received upon issuance and the unamortized difference between the $200.0 million aggregate principal amount of the 2019 Notes and the proceeds received upon issuance.

As of March 31, 2012, the Company had $568.1 million available for borrowing under the New Senior ABL Revolving Facility as amended. A portion of the New Senior ABL Revolving Facility is available for the issuance of letters of credit and swingline loans, which are seven day loans that can be drawn on the same day as requested for an amount not to exceed $25.0 million. Due to the $568.1 million of excess availability on the New Senior ABL Revolving Facility at March 31, 2012, the Company was not required to comply with either the fixed charge coverage ratio or leverage ratio. Had excess availability fallen below the greater of $125.0 million and 12.5% of the sum of the total commitments under the New Senior ABL Revolving Facility as of March 31, 2012, compliance with these financial ratios would have been required and the Company would have violated the minimum fixed charge coverage ratio requirement, which would be an event of default.

As of March 31, 2012, the estimated fair value of the Company’s debt was as follows (in 000s):

Fair Value
New Senior ABL Revolving Facility	$548,000
2014 Notes	518,090
2017 Notes	464,000
2019 Notes	224,000
2021 Notes	693,063
Capitalized lease obligations	96,755

Total	$2,543,908

RSC HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

$650.0 million Senior Unsecured Notes Offering

On January 19, 2011, the Company completed a private offering of $650.0 million aggregate principal amount of 8.25% senior unsecured notes due February 2021 (the “2021 Notes”). The proceeds from the sale of the 2021 Notes were used to repay the outstanding balance on the Company’s Second Lien Term Facility, which totaled $479.4 million plus accrued interest of $0.7 million, redeem a portion of the 2014 Notes as described below, settle the Company’s outstanding interest rate swap obligations of $35.1 million and pay a portion of the transaction costs incurred with the issuance of the 2021 Notes. The transaction costs, which totaled $14.6 million, were capitalized as deferred financing costs and are being amortized to interest expense over the term of the 2021 Notes using the effective interest rate method. On February 21, 2011, the Company redeemed $117.0 million of aggregate principal of the Company’s 2014 Notes, paid accrued interest of $2.5 million on the 2014 Notes and incurred a call premium of $5.6 million, which was funded with the remaining proceeds from the 2021 Notes and in part from a draw on the Company’s New Senior ABL Revolving Facility. As a result of the Second Lien Term Facility repayment and the partial repayment of the 2014 Notes, the Company expensed $7.3 million of unamortized deferred financing costs, which together with the $5.6 million in call premiums, is characterized as a loss on extinguishment of debt in the condensed consolidated statement of operations for the quarter ended March 31, 2011. The settlement of the Company’s interest rate swaps resulted in a charge of $33.9 million, which is characterized as interest expense in the condensed consolidated statement of operations for the quarter ended March 31, 2011.

In April 2011, the Company completed an exchange offer where the holders of the 2021 Notes could exchange such unregistered notes for new, registered notes. The terms of the new, registered notes offered in the exchange offer are identical in all material respects to the terms of the unregistered notes, except that the new notes are registered under the Securities Act of 1933 and do not contain restrictions on transfer.

New Senior ABL Revolving Facility

On February 9, 2011, the Company entered into the New Senior ABL Revolving Facility, which replaced its Old Senior ABL Revolving Facility, and borrowed $383.0 million of loans under the New Senior ABL Revolving Facility. The proceeds of these loans were used to repay the outstanding balance on the Company’s Old Senior ABL Revolving Facility, which totaled $370.2 million plus accrued interest and other fees of $1.1 million, and to pay a portion of transaction costs including legal fees. Total transaction costs of $12.3 million were capitalized as deferred financing costs and are being amortized to interest expense over the term of the New Senior ABL Revolving Facility. In addition, the Company wrote off $2.4 million of unamortized deferred financing costs associated with the Old Senior ABL Revolving Facility, which is included in the loss on extinguishment of debt in the condensed consolidated statement of operations for the three months ended March 31, 2011. The Company’s New Senior ABL Revolving Facility, which is due February 2016, provides commitments for aggregate borrowings of approximately $1,100.0 million subject to, among other things, the Company’s maintenance of a sufficient borrowing base under such facility. The borrowing base reporting requirements that the Company is subject to under the New Senior ABL Revolving Facility are substantially similar to those under the Old Senior ABL Revolving Facility.

Additionally, on September 28, 2011 the New Senior ABL Revolving agreement was amended to increase the commitment for aggregate borrowings by approximately $110.0 million. Of this amount $85.0 million represents additional U.S. commitments and $25.0 million represents Canadian commitments. No other material modifications were made. The Company’s New Senior ABL Revolving Facility, which is due February 2016, provides commitments for aggregate borrowings of approximately $1,210.0 million subject to, among other things, the Company’s maintenance of a sufficient borrowing base under such facility. In connection with the Company’s expansion of the New Senior ABL Revolving Facility, the Company incurred transaction costs of $0.7 million that will be amortized to interest expense over the remaining term of the New Senior ABL Revolving Facility.

RSC HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

2014 and 2017 Notes

On March 28, 2012 the Company announced that it delivered a notice of redemption, subject to the satisfaction of certain conditions precedent set forth below, for all its outstanding 9.5% Senior Notes due 2014 (“2014 Notes”) and for all its outstanding 10% Senior Secured Notes due 2017 ( “2017 Notes”). The redemption notice for the 2014 Notes stated that the redemption date is to be no earlier than April 30, 2012, or such later date as when the conditions precedent are satisfied (the “2014 Redemption Date”), and the redemption price is 102.375% of the principal amount of the notes redeemed, plus accrued and unpaid interest to the 2014 Redemption Date. The redemption notice for the 2017 Notes stated that the redemption date is to be no earlier than April 30, 2012, or such later date as when the conditions precedent are satisfied (the “2017 Redemption Date”), and the redemption price is 100% of the principal amount of the notes redeemed, plus accrued and unpaid interest to the 2017 Redemption Date, plus an applicable premium, as calculated in the 2017 Redemption Notice, as of the 2017 Redemption Date. In each case, the redemption may not occur and the applicable redemption notice may be rescinded if the applicable conditions precedent are not satisfied. Each of the redemption notices provides that payment of the applicable redemption price and performance of the Company’s obligations with respect to the applicable redemption may be performed by UR Merger Sub Corporation (“UR Merger Sub”), a wholly owned subsidiary of United Rentals, Inc.

The conditions precedent are: (i) the merger of RSC Holdings, the indirect parent of the Issuers, with and into United Rentals, Inc., pursuant to the Merger Agreement, as amended from time to time; (ii) the merger of the Company with and into the Co-Issuer; (iii) the merger of the Co-Issuer with and into UR Merger Sub pursuant to and in accordance with the Merger Agreement; (iv) the assumption by UR Merger Sub of the rights and obligations of the Company and Co-Issuer under the applicable indenture; (v) the release from escrow of the proceeds of the issuance of notes (the “Merger Financing Notes”) by an affiliate of UR Merger Sub in an aggregate principal amount of $2.728 billion (or such other amount as may be determined by UR Merger Sub in its sole and absolute discretion) and the assumption by UR Merger Sub of the obligations under the Merger Financing Notes; and (vi) all other transactions relating to the foregoing.

Interest Rate Swaps

In September 2007, the Company entered into four forward-starting interest rate swap agreements covering a combined notional amount of debt totaling $700.0 million. The objective of the swaps was to effectively hedge the cash flow risk associated with a portion of the Second Lien Term Facility which had variable interest rates. In November 2009, the Company entered into two reverse swaps to offset a portion of the fixed rate payments under certain other swap agreements that were de-designated as cash flow hedges in November 2009. All interest rate swaps and reverse swaps were settled on January 19, 2011 in conjunction with the debt transactions described above. See Note 7 for additional information.

(7)	Derivative Instruments

The Company is exposed to market risk associated with changes in interest rates under existing floating-rate debt. At the Company’s election, the interest rate per annum applicable to the Second Lien Term Facility, which was repaid in January 2011, was based on a fluctuating rate of interest measured by reference to an adjusted London interbank offered rate, or (“LIBOR”), plus a borrowing margin; or an alternate base rate plus a borrowing margin. To hedge exposure to market conditions, reduce the volatility of financing costs and achieve a desired balance between fixed-rate and floating-rate debt, the Company has utilized interest rate swaps under which it has exchanged floating-rate interest payments for fixed-rate interest payments. The Company does not use derivative financial instruments for trading or speculative purposes.

RSC HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

The Company formally documents its risk management objectives and strategy for undertaking each swap at the contract’s inception and assesses whether the hedging relationship is expected to be highly effective in achieving cash flows that offset changes in interest payments resulting from fluctuations in the benchmark rate. An assessment of the effectiveness of derivative instruments designated as cash flow hedges is performed on a quarterly basis using the perfectly effective hypothetical derivative method. Gains or losses resulting from changes in the fair value of derivatives designated as cash flow hedges are reported as a component of accumulated other comprehensive income (loss) for the portion of the derivative instrument determined to be effective. Gains and losses reported in accumulated other comprehensive income (loss) are reclassified into earnings as interest income or expense in the periods during which the hedged transaction affects earnings. Gains or losses resulting from changes in the fair value of derivatives designated as cash flow hedges are reported as interest expense for the portion of the derivative instrument determined to be ineffective. The ineffective portion of the liabilities for derivatives qualifying as cash flow hedges totaled $104,000 at December 31, 2010. As previously described, the Company settled all interest rate swaps in effect at December 31, 2010 on January 19, 2011. In connection with the Company’s interest rate swap settlements, the Company paid $35.1 million of which $33.9 million was recognized as interest expense in the three months ended March 31, 2011. The difference of $1.2 million was recognized as interest expense in November 2009 when certain of the Company’s interest rate swaps were de-designated as cash flow hedges.

When the Company’s derivative instruments are in a net liability position, the Company is exposed to its own credit risk. When the Company’s derivative instruments are in a net asset position, the Company is exposed to credit losses in the event of non-performance by counterparties to its hedging derivatives. To manage credit risks, the Company carefully selects counterparties, conducts transactions with multiple counterparties which limits its exposure to any single counterparty and monitors the market position of the program and its relative market position with each counterparty.

The effect of derivative instruments on comprehensive loss for the three months ended March 31, 2011 was as follows (in 000s):

Derivative Type	Loss Recognized in Accumulated OCIL (Net of Tax)	Loss Reclassified from Accumulated OCIL into Expense (Net of Tax)	Gain Recognized on Ineffective Portion of Derivatives
Interest rate swaps	$—	$19,630	$104

For the three months ended March 31, 2011, the Company recognized a loss of $80,000 on interest rate swaps not designated as hedging instruments. The loss was included within interest expense, net in the condensed consolidated statement of operation.

RSC HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

(8)	Fair Value

Measurements

Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1 – Observable inputs such as quoted prices in active markets;

•	Level 2 – Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

•	Level 3 – Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

As of March 31, 2012, no assets or liabilities were measured at fair value on a recurring or nonrecurring basis.

(9)	Goodwill and Intangible Assets

There was no change in the carrying value of goodwill from December 31, 2011 through March 31, 2012.

Intangible assets consist of the following (in 000s):

	March 31, 2012				December 31, 2011
	Gross carrying amount	Accumulated amortization	Net	Remaining useful life (a)	Gross carrying amount	Accumulated amortization	Net	Remaining useful life (a)
Customer relationships	$6,530	$(1,618)	$4,912	7.4	$6,530	$(1,437)	$5,093	7.6
Non-compete covenants	3,100	(1,371)	1,729	3.6	3,100	(1,216)	1,884	3.8
Tradenames	850	(415)	435	2.8	850	(377)	473	3.1

	$10,480	$(3,404)	$7,076		$10,480	$(3,030)	$7,450

(a)	Remaining useful life is weighted average, calculated based on the net book value and the remaining amortization period of each respective intangible asset.

Amortization expense was $0.4 million and $0.2 million for the three months ended March 31, 2012 and 2011, respectively.

As of March 31, 2012, future amortization expense for the other intangible assets is estimated to be (in 000s):

2012 (April through December)	$1,121
2013	1,345
2014	1,193
2015	1,053
2016	881
Thereafter	1,483

Total	$7,076

RSC HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(Unaudited)

(10)	Income Tax

The Company recognized a tax provision of $7.0 million for the three months ended March 31, 2012 and a tax benefit of $30.1 million for the three months ended March 31, 2011. The Company’s effective tax rate was 39.4% and 37.4% during the three month periods ended March 31, 2012 and March 31, 2011, respectively. The Company’s effective tax rate normally differs from the U.S. federal statutory rate of 35% primarily due to certain non-deductible permanent items, state income taxes and certain state minimum and gross receipts taxes, which are incurred regardless of whether the Company earns income. The increase in the Company’s effective tax rate during the current quarter compared to the prior quarter was due to non-deductible Merger Costs partially offset by lower taxes on income generated by the Company’s Canadian operations.